Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements listed below of our report dated June 28, 2016, with respect to the statement of net assets available for benefits of the Caribbean Refrescos, Inc. Thrift Plan as of December 31, 2015, which report appears in the annual report on Form 11-K of the Caribbean Refrescos, Inc. Thrift Plan for the year ended December 31, 2016:

1.	Registration Statement No. 33-26251 on Form S-8, dated December 20, 1988

2.	Registration Statement No. 333-186950 on Form S-8, dated February 28, 2013

3.	Registration Statement No. 333-194215 on Form S-8, dated February 28, 2014

/s/ BANKS, FINLEY, WHITE & CO.

June 29, 2017

College Park, Georgia